Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	06-03
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS
2005 FISCAL YEAR AND FOURTH QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Emmaus, PA – January 27, 2006 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported financial results for the full year 2005, as well as the fourth quarter of 2005.  The Partnership reported net income for 2005 of $100.0 million, or $2.69 per unit.  The Partnership’s net income in 2004 was $82.9 million, or $2.76 per unit.  Revenue in 2005 was $408.4 million compared with revenue of $323.5 million in 2004.  Operating income in 2005 was $161.3 million compared with operating income of $122.1 million reported for 2004.  Net income per unit amounts in 2005 reflect the issuance of 3.6 million LP units in public offerings during 2005.  Financial results in 2005 and 2004 include amounts attributable to the pipelines and terminals acquired from affiliates of Shell Oil Products U.S. (“Shell”) following their acquisition in October 2004.  In addition, financial results in 2005 include amounts attributable to the pipelines and terminals acquired from Exxon Mobil Corporation (“ExxonMobil”) following their acquisition in May 2005.

The Partnership’s net income for the fourth quarter of 2005 was $27.6 million, or $0.72 per unit, compared with net income of $22.3 million, or $0.67 per unit, reported for the fourth quarter of 2004.  Revenue in the fourth quarter of 2005 increased to $108.3 million from revenue of $99.2 million in the fourth quarter of 2004.  Operating income also increased in the fourth quarter 2005 to $43.6 million from $36.5 million in the fourth quarter of 2004.  The fourth quarter results for 2005 include revenue, operating income, and net income attributable to the pipelines and terminals acquired from ExxonMobil.

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Pipeline volumes for the fourth quarter of 2005 were 1,420,600 barrels per day compared to 1,368,000 barrels per day in the fourth quarter of 2004.  Costs and expenses for the fourth quarter 2005 were $64.7 million compared to $62.7 million for the fourth quarter of 2004.

The Board of Directors of Buckeye GP LLC also declared a regular quarterly partnership cash distribution of $0.7375 per unit payable February 28, 2006, to unitholders of record on February 7, 2006.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per limited partnership unit to an indicated annual cash distribution level of $2.95.  This is the 76th consecutive quarterly cash distribution paid by the Partnership, and the seventh consecutive increase in the quarterly cash distribution.

W. H. Shea, Jr., President and Chief Executive Officer of Buckeye, stated, “We are pleased to report strong financial performance by the Partnership in the fourth quarter and full year 2005.  Solid revenue gains from our core pipeline and terminal operations were augmented by contributions from acquisitions completed during the year, especially the acquisition of significant assets in the Northeast from ExxonMobil in May, 2005.  These strong results support our announcement of another increase in our cash distribution to LP unitholders from $2.90 per LP unit to $2.95 per LP unit on an annualized basis.  We look forward to continued success for the Partnership in 2006.”

The Partnership will host a conference call to discuss the fourth quarter and 2005 fiscal year results on Monday, January 30, 2006 at 2:00 p.m. Eastern Time.  Interested parties are invited to listen via the Internet, on either a live or replay basis at:  http://phx.corporate-ir.net/playerlink.zhtml?c=110823&s=wm&e=1203518.  A replay will also be available until February 4, 2005 by dialing (800) 642-1687 Code: 4778083.

Buckeye Partners, L.P., through its operating subsidiaries, is one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,000 miles of pipeline.  The Partnership also owns and operates 44 refined petroleum products terminals with an aggregate storage capacity of approximately 17.2 million barrels in Illinois, Indiana, Massachusetts, Michigan,

Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 1,300 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.
CONDENSED STATEMENT OF INCOME
(In Millions, Except Per Unit Amounts)

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31
	2005	2004	2005	2004

Revenue	$108.3	$99.2	$408.4	$323.5

Costs and Expenses
Operating expenses	50.2	49.0	192.0	158.3
Depreciation and amortization	9.7	8.6	36.8	26.0
General and administrative	4.8	5.1	18.3	17.1
Total costs and expenses	64.7	62.7	247.1	201.4

Operating Income	43.6	36.5	161.3	122.1

Other income (expenses)
Investment income	1.6	1.3	5.9	6.0
Interest and debt expense	(11.1)	(10.3)	(43.4)	(27.6)
General partner incentive compensation	(5.5)	(4.2)	(20.2)	(14.0)
Minority interest and other	(1.0)	(1.0)	(3.6)	(3.6)
Total other income (expenses)	(16.0)	(14.2)	(61.3)	(39.2)

Net Income	$27.6	$22.3	$100.0	$82.9

Net Income per unit	$0.72	$0.67	$2.69	$2.76

Average Number of units	38.2	33.4	37.1	30.1

Pipeline Operating Data

Volume (thousand barrels / day)	1,420.6	1,368.0	1,385.4	1,200.6

Barrel-miles (billions)	17.3	16.6	67.2	56.0

Average tariff rate (cents / barrel)	57.3	54.9	56.8	55.8

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